As filed with the Securities and Exchange Commission on September 27, 2002.

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

SHURGARD STORAGE CENTERS, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1603837 (I.R.S. Employer Identification Number)

1155 Valley Street, Suite 400
Seattle, Washington 98109
(206) 624-8100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
______________________

Charles K. Barbo
President and Chief Executive Officer
Shurgard Storage Centers, Inc.
1155 Valley Street, Suite 400
Seattle, Washington 98109
(206) 624-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________
Copies to:

Michael E. Stansbury
P. Amy Reischauer
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 583-8888

______________________

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

______________________

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

______________________

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to Be	Per Share Offering	Aggregate Offering	Amount of
of Securities to Be Registered	Registered (1)	Price (1)	Price (2)(3)	Registration Fee

Class A common stock, $0.001 par value	—	—	—	—
Preferred stock, $0.001 par value	—	—	—	—
Debt securities	—	—	—	—
Total	$441,891,530 (4)	—	$441,891,530 (4)	$40,654 (4)

(1)	Not applicable pursuant to Form S-3 General Instruction II.D.

(2)	(i) If any debt securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price equal to the amount to be registered or (ii) if any debt securities are issued with a principal amount denominated in a foreign currency or composite currency, such principal amount as shall result in an aggregate initial offering price equivalent thereto in U.S. dollars at the time of initial offering.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933. The aggregate maximum public offering price of all securities issued under this registration statement will not exceed $200,551,475.

(4)	Shurgard has filed Registration Statement No. 333-54392 on Form S-3 on January 25, 2001. In accordance with Rule 429 promulgated under the Securities Act of 1933, the prospectus contained herein relates to (i) the principal amount of $225,000,000 of securities covered by Registration Statement No. 333-54392, of which securities in the principal amount of $58,108,470 remain unissued and (ii) the principal amount of $441,891,530 of securities covered by this registration statement, all of which remain unissued. A filing fee of $40,110 was paid in connection with Registration Statement No. 333-54392.

     Shurgard hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Shurgard files a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement becomes effective on such date as the commission acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction in which the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2002

PROSPECTUS

[SHURGARD LOGO]

$500,000,000

Shurgard Storage Centers, Inc.

Class A Common Stock

Preferred Stock

Debt Securities

     We will provide the specific terms for each of these securities in supplements to this prospectus. You should read carefully this prospectus and any supplement before you invest.

     Our common stock is quoted on the New York Stock Exchange under the symbol “SHU.”

     Investing in the securities we may offer involves various risks. The risks associated with an investment in our company are discussed beginning at page 6. Additional risks associated with an investment in our company as well as with the particular types of securities will be described in the related prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is September       , 2002.

SUMMARY
HOW TO OBTAIN MORE INFORMATION
NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
GENERAL DESCRIPTION OF SECURITIES
DESCRIPTION OF THE COMMON STOCK
DESCRIPTION OF THE PREFERRED STOCK
DESCRIPTION OF THE DEBT SECURITIES
RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; EXCESS STOCK
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
ERISA CONSIDERATIONS
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 4.2
EXHIBIT 5.1
EXHIBIT 8.1
EXHIBIT 12.1
EXHIBIT 23.1

     You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates.

SUMMARY	3
HOW TO OBTAIN MORE INFORMATION	5
NOTE REGARDING FORWARD-LOOKING STATEMENTS	7
RISK FACTORS	7
SELECTED FINANCIAL INFORMATION	11
RATIO OF EARNINGS TO FIXED CHARGES	11
USE OF PROCEEDS	12
GENERAL DESCRIPTION OF SECURITIES	12
DESCRIPTION OF THE COMMON STOCK	12
DESCRIPTION OF THE PREFERRED STOCK	13
DESCRIPTION OF THE DEBT SECURITIES	14
RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; EXCESS STOCK	21
FEDERAL INCOME TAX CONSIDERATIONS	22
PLAN OF DISTRIBUTION	33
ERISA CONSIDERATIONS	34
LEGAL MATTERS	35
EXPERTS	35

SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement. To understand the terms of our securities, you should read carefully this prospectus with the attached prospectus supplement. Together, these documents describe the specific terms of the securities we are offering. You should also read the documents listed below in “How to Obtain More Information” for information about our company and our financial statements. In this prospectus, the words “we,” “our,” “ours” and “us” refer to Shurgard Storage Centers, Inc. and its subsidiaries, joint ventures and predecessors, unless the context indicates otherwise. The following summary contains basic information about the offering.

Shurgard

     We are a real estate investment trust (REIT) that develops, acquires, owns and manages self storage centers and related operations. Our self storage centers offer easily accessible storage space for personal and business uses. Our strategy is to be the global leader in storage products and services by offering high quality, conveniently located and secure self storage and a high level of customer service. This strategy enables us to position ourselves as a premium-priced storage provider in our target markets. Our focus on quality and consistency enables us to strengthen further awareness of the Shurgard brand, obtain repeat business and differentiate ourselves from our competitors. We seek to own and operate self storage centers that are located in major metropolitan areas along retail and high-traffic corridors. We are one of the four largest operators of self storage centers in the United States and one of the few that has successfully developed a recognizable brand name. Our self storage centers are clearly identifiable because of the trademark “lighthouse” structure at the entrance to most of our properties.

     As of June 30, 2002, we operated a network of 533 storage centers and two business parks located throughout the United States and in Europe. Of these properties, we own or lease, directly and through our subsidiaries and joint ventures, 508 properties containing approximately 32.2 million net rentable square feet. Of the 508 properties, 430 are located in 21 states in the U.S. and 78 are located in Europe. We also manage for third parties 25 self storage centers containing approximately 1.4 million net rentable square feet. For the year ended December 31, 2001, our domestic properties had a weighted average annual net rentable square foot occupancy rate of 83% and a weighted average annual rent per net rentable square foot of $11.47. For the six months ended June 30, 2002, our domestic properties had a weighted average net rentable square foot occupancy rate of 80% and a weighted average rent per net rentable square foot of $12.77.

     We were incorporated in Delaware on July 23, 1993 and began operations through the consolidation on March 1, 1994 of 17 publicly held real estate limited partnerships that were sponsored by Shurgard Incorporated. On March 24, 1995, Shurgard Incorporated merged with and into us, and we became self-administered and self-managed. In May 1997, we reincorporated in the state of Washington.

The Securities We May Offer

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may offer from time to time up to $500,000,000 of the following securities

•	class A common stock;

•	preferred stock; and

•	debt securities.

     This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus.

     We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

Common Stock

     We may issue our class A common stock, $0.001 par value per share. Holders of class A common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of class A common stock are entitled to receive dividends declared by the board of directors, subject to the rights of preferred shareholders.

Preferred Stock

     We may issue our preferred stock, $0.001 par value per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions of its offering and sale.

Debt Securities

     We may offer unsecured general obligations of our company, which may be senior debt securities or subordinated debt securities. The senior debt securities will have the same rank as all our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. The debt securities will be issued under an indenture between us and the trustee or trustees we name in the prospectus supplement. We have summarized general features of the debt securities from the indentures, which are or will be exhibits to the registration statement of which this prospectus is a part.

HOW TO OBTAIN MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. You may read any document we file at the SEC’s public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You may also read our filings at the SEC’s Web site at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. This prospectus does not contain all the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, as amended, including exhibits, at the SEC’s public reference facilities or Web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

     The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	our annual report on Form 10-K for the year ended December 31, 2001, filed on March 29, 2001, Commission File No. 0-11455;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2002, filed on May 9, 2002, Commission File No. 0-11455;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2002, filed on August 7, 2002, Commission File No. 0-11455;

•	our current reports on Form 8-K filed on June 21, 2002, June 25, 2002 and June 27, 2002, Commission File No. 0-11455;

•	the description of the class A common stock in our registration statement on Form 8-A filed on April 19, 1995, as amended by amendment No. 1 on Form 8-A/A filed on April 26, 1995, under Section 12(g) of the Exchange Act, Commission File No. 001-11455;

•	the description of the preferred share purchase rights in our registration statement on Form 8-A filed on April 19, 1995, as amended by Amendment No. 1 on Form 8-A/A filed on April 26, 1995, under Section 12(g) of the Exchange Act, Commission File No. 001-11455;

•	the description of the 8.70% series C cumulative redeemable preferred stock in our registration statement on Form 8-A filed on December 4, 1998, under Section 12(b) of the Exchange Act, Commission File No. 001-11455; and

•	the description of the 8.75% series D cumulative redeemable preferred stock in our registration statement on Form 8-A filed on February 23, 2001, under Section 12(b) of the Exchange Act, Commission File No. 001-11455.

     You may obtain copies of these documents, other than exhibits, free of charge by contacting our corporate secretary at our principal offices, which are located at 1155 Valley Street, Suite 400, Seattle, Washington 98109, telephone number (206) 624-8100.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. All statements other than statements of historical fact that we make in this prospectus or in any document incorporated by reference are forward-looking. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. These statements are only predictions. Forward-looking statements are inherently uncertain. Our actual results may differ significantly from our expectations. The sections entitled Risk Factors that appear in this prospectus and our Annual Report on Form 10-K describe some, but not all, of the factors that could cause these differences.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate after the date on the front of the document.

RISK FACTORS

Real Estate Investment Risks

     Legislation or changes in accounting regulations or interpretations relating to such matters as special purpose entities, guarantees and capitalization of certain development overhead costs could substantially affect our financial reporting. We may be affected by legislation or changes in regulations or interpretations regarding certain accounting standards applied to our operations and certain of our existing financial and joint venture structures. The Financial Accounting Standards Board (FASB) has issued an exposure draft on special purpose entities that could, if adopted as proposed, result in the consolidation of the assets, liabilities and operations of trusts used in connection with our tax retention operating leases and of our European entities for which we currently record a more limited minority interest. Another exposure draft includes proposals on guarantees of obligations that, if adopted as proposed, could require guarantees that we utilize with our tax retention operating leases and certain unconsolidated joint venture developments to be recorded as a liability on our balance sheet instead of being reported in a footnote to our financial statements. These changes could have a corresponding material adverse effect on various of our financial ratios and other financial and operational indicators unless we were to restructure these arrangements, a process that could potentially result in less favorable terms. A further proposed change relating to capitalization of certain development overhead costs could also affect the accounting for our expenses and net income. We are not able to predict the outcome of the proposed interpretations or rule changes.

     We have significant real estate holdings that can be difficult to sell in unfavorable economic conditions and that can have unpredictable decreases in value. Our primary business involves owning real estate-related assets and operating self storage centers. Real estate investments can be difficult to sell, especially when economic conditions are unfavorable. This makes it difficult for us to vary our investment portfolio and to limit our risk when economic conditions change. Decreases in market rents, negative tax, real estate, and zoning law changes, and changes in environmental protection laws can also lower the value of our investments and decrease our income.

     Our real estate development and acquisition activities can result in unforeseen liabilities and increases in costs. We may develop our current properties or acquire more properties. Real estate development involves risks in addition to those involved in owning and operating existing properties. For example, we must hire contractors or subcontractors to develop the properties. Problems can develop with these relationships, including contract and labor disputes, unforeseen property conditions that require additional work, and construction delays. These problems can increase construction and other costs and delay the date when tenants can occupy the property and pay us rent. Properties that we acquire may not meet our performance expectations, including projected occupancy and rental rates, and we may have overpaid for acquisitions. Failure of our properties to perform as expected or unforeseen significant capital improvements could decrease our cash flow. We may also have underestimated the cost of improvements needed for us to market a property effectively, requiring us to pay more to complete a project. If one or more of these events were to occur, we could have difficulty meeting our repayment obligations and making our expected distributions to shareholders.

     We focus almost exclusively on self storage businesses, which makes us vulnerable to changes in the profitability of self storage properties. Our investments focus on self storage and similar businesses and related real estate interests. We do not expect to have substantial interests in other real estate investments or businesses to hedge against the risk that national trends might decrease the profitability of our self storage-related investments.

     We would have great difficulty acquiring or developing properties without access to financing. Fluctuations in market conditions or in our operating results may cause us to violate the covenants of our existing credit facilities. If we cannot access our existing financing sources, we may have to obtain equity and/or debt financing in order to develop and acquire properties. If we obtain financing by issuing additional capital stock, we could dilute the ownership of the existing shareholders. Banks or other lenders might refuse to lend us money to finance acquisitions or development, or might charge interest rates that are too high to allow us to develop and acquire new properties. If the cash flows generated from the new investment are less than the distributions payable to the new shareholders or the repayment obligations to the lender, we may have difficulty meeting our overall repayment obligations and making expected distributions to our shareholders.

     We do not have experience or expertise in all types of investments that we might make. Although we invest primarily in self storage properties, we may also invest in other commercial ventures if our board of directors specifically approves such investments. We have no present plans to make any such investments. If we invest in other forms of real estate, we might lack the experience and expertise necessary to manage and operate those properties effectively. We might also be unfamiliar with local laws, procedures and practices, or in the operation of such other investments, reducing income or creating losses from such investments.

     Our indirect investments may result in liability against which we cannot protect. We have and may continue to make participating mortgages or acquire equity interests in partnerships, joint ventures or other legal entities that have invested in real estate. Our bylaws require that we satisfy several conditions before we make these indirect investments, including that the joint investment not jeopardize our eligibility to be taxed as a REIT or result in our becoming an investment company under the Investment Company Act of 1940, as amended. These investments carry risks that are not present when we invest directly in real estate, including the risk that we may not control the legal entity that has title to the real estate, the possibility that the enterprise in which we invest has liabilities that are not disclosed at the time of the investment, and the possibility that our investments are not easily sold or readily accepted as collateral by our lenders.

     We have strong competitors in the self storage market that may have better resources and other advantages over us. We must compete in every market in which our stores are located except in continental Europe and Sweden. Our competitors include national, regional and many local self storage operators and developers. Entry into the self storage business by acquiring existing properties is relatively easy for persons or entities with the required initial capital. Competition may increase if available funds for investment in real estate increase. Some of our competitors may have more resources than we do, including better access to financing, greater cash reserves, and less demanding rules governing distributions to shareholders. Some competitors may have lower prices or better locations than ours or other advantages. Local market conditions will play a significant part in how competition affects us; additional competition has lowered occupancy levels and rental revenue of our self storage properties in specific markets from time to time. For example, from the first quarter of 2001 to the first quarter of 2002, occupancy of our properties in the Florida market, where additional self storage facilities had been opened, dropped 7.7% resulting in decreased revenue of approximately $48,000.

     We face possible liability for environmental cleanup costs and damages for contamination related to our properties. Because we own and operate real property, various federal, state and local laws might impose liability on us for the costs of removing or remediating various hazardous substances released on or in our property. The principal federal laws that could affect us are the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act; state and local governments have also adopted separate but similar environmental laws and regulations that vary from state to state and locality to locality. These laws may impose liability whether or not we knew of or caused the release. We obtain environmental assessment reports on the properties we own or operate as we deem appropriate. These reports have not revealed any environmental liability or compliance concerns that we believe would materially adversely affect our financial condition or results of operations. However, the environmental assessments that we have undertaken might not have revealed all potential environmental liabilities or claims for such liabilities. The presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially adversely affect our ability to use or sell the property, or to use the property as collateral for borrowing, and may cause us to incur substantial remediation or compliance costs. In addition, if hazardous substances are located on or released from one of our properties, we could incur substantial liabilities through a private party personal injury claim, a claim by an adjacent property owner for property damage or a claim by a governmental entity for other damages. This liability may be imposed on us under environmental laws or common-law principles. It is also possible that future laws, ordinances or regulations will impose material environmental liability on us, that the current environmental conditions of properties we own or operate will be affected by other properties in the vicinity or by the actions of third parties unrelated to us or that our tenants will violate their leases by introducing hazardous or toxic substances into the properties we own or manage and expose us to liability under federal or state environmental laws. The costs of defending these claims, conducting this environmental remediation or responding to such changed conditions could materially adversely affect our financial condition and results of operations.

     We must comply with the Americans with Disabilities Act and fire and safety regulations, which can require significant expenditures. All our properties must comply with the Americans with Disabilities Act and with the related regulations, rules and orders commonly referred to as the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to persons with disabilities. A failure to comply with the ADA could result in the U.S. government imposing fines on us and awarding damages to individuals affected by the failure. In addition, we must operate our properties in compliance with numerous local fire and safety regulations, building codes and other land use regulations. Compliance with these requirements can require us to spend substantial amounts of money, which would reduce cash otherwise available for distribution to shareholders. Failure to comply with these requirements can also affect the marketability of the properties.

     Property taxes can increase and cause a decline in yields on investments. Each of our properties is subject to real property taxes. These real property taxes may increase in the future as property tax rates change and as our properties are assessed or reassessed by tax authorities. Depending on local market conditions, we may not be able to offset the tax increases through increases in rents or other income, reducing the amount available for distribution to our shareholders.

     We face potential underinsured losses on our investments. We maintain title and other property-related insurance on all our properties. We exercise discretion in determining amounts, coverage limits and deductibility provisions of title, casualty and other insurance relating to our properties, based on appraisals and our purchase price for such property, in each case to obtain appropriate insurance coverage at a reasonable cost and on suitable terms. We currently carry the following insurance coverage: (1) commercial general liability insurance, covering up to a general aggregate of $60,000,000, with a deductible of $50,000 (2) property insurance, covering up to an aggregate of $50,000,000, with deductibles of $5,000 or $20,000 under certain circumstances, and a $50,000 deductible in the case of flood damage; and (3) boiler & machinery insurance, covering up to $10,000,000 of direct damages with a $20,000 deductible. Depending on the type of the insurance, and subject to deductibles and coverage limits, Shurgard either receives direct payment of the replacement value of losses or tenders the defense of a claim to the insurance carrier. This might mean that, in the event of a loss, our insurance coverage would not pay the full current market value or current replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also increase the replacement cost of a facility after it has been damaged or destroyed. In that case the insurance proceeds that we receive might not be enough to restore us to our economic position with respect to the property.

     Terrorist attacks and the possibility of wider armed conflict may have an adverse effect on our business and operating results and could decrease the value of our assets. Terrorist attacks and other acts of violence or war, such as those that took place on September 11, 2001, could have a material adverse effect on our business and operating results. There can be no assurance that there will not be further terrorist attacks against the United States or its businesses or interests. Attacks or armed conflicts that directly impact one or more of our properties could significantly affect our ability to operate those properties and thereby impair our ability to achieve our expected results. Further, our insurance coverage may not cover any losses caused by a terrorist attack. In addition, the adverse effects that such violent acts and threats of future attacks could have on the U.S. economy could similarly have a material adverse effect on our business and results of operations. Finally, further terrorist acts could cause the United States to enter into a wider armed conflict which could further impact our business and operating results.

Risks Relating to Qualification and Operation as a REIT

     We might lose REIT status and incur significant tax liabilities. We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the Code), commencing with our taxable year ended December 31, 1994. So long as we meet the requirements under the Code for qualification as a REIT each year, we can deduct dividends paid to our shareholders when calculating our taxable income. For us to qualify as a REIT, we must meet detailed technical requirements, including income, asset, distribution and stock ownership tests, under several Code provisions that have not been extensively interpreted by judges or administrative officers. In addition, we do not control the determination of all factual matters and circumstances that affect our ability to qualify as a REIT. New legislation, regulations, administrative interpretations or court decisions might significantly change the tax laws with respect to REIT qualification or the federal income tax consequences of such qualification. We believe that we are organized so that we qualify as a REIT under the Code and that we have operated and will continue to operate so that we continue to qualify. However, we cannot guarantee that we will qualify as a REIT in any given year because:

•	the rules governing REITs are highly complex;

•	we do not control all factual determinations that affect REIT status; and

•	our circumstances may change in the future.

     For any taxable year that we fail to qualify as a REIT, we would not be entitled to deduct dividends paid to our shareholders from our taxable income. Consequently, our net assets and distributions to shareholders would be substantially reduced because of our increased tax liability. If we made distributions in anticipation of our qualification as a REIT, we might be required to borrow additional funds or to liquidate some of our investments in order to pay the applicable tax. If our qualification as a REIT terminates, we may not be able to elect to be treated as a REIT for the four taxable years following the year during which we lost the qualification. See “Federal Income Tax Considerations — Failure of Shurgard to Qualify as a REIT” in the accompanying prospectus.

     Our REIT distribution requirements are complex and may create tax difficulties. To maintain our status as a REIT for federal income tax purposes, we generally must distribute to our shareholders at least 90% of our taxable income each year. In addition, we are subject to a 4% nondeductible excise tax on the amount by which our distributions for a calendar year are less than the sum of (i) 85% of our ordinary income for the calendar year, (ii) 95% of our capital gain net income for the calendar year, and (iii) any amount of our income that we did not distribute in prior years. For tax purposes we may be required to accrue as income interest, rent and other items treated as earned for tax purposes but not yet received. In addition, we may not be able to deduct currently as expenses for tax purposes some items that actually have been paid. We could also realize income, such as income from cancellation of indebtedness, that is not accompanied by cash proceeds. If one or more of these events happened, we could have taxable income in excess of cash available for distribution. In such circumstances, we might have to borrow money or sell investments on unfavorable terms in order to meet the distribution requirement applicable to a REIT. See “Federal Income Tax Considerations — Overview of REIT Qualification Rules — Annual Distribution Requirements” in the accompanying prospectus.

Other Risks

     Our current and potential investments in self storage businesses that are not real estate-related may result in larger losses when economic conditions change. We have invested in self storage businesses that are not real estate-related and we might make more of these investments. For example, we have invested in and currently own all of the outstanding stock of Shurgard Storage to Go, Inc., a business that provides customers with local delivery, pick up and storage of individual storage containers. Shurgard Storage to Go faces the same risks that we do regarding losses resulting from competition and decreases in rent in the self storage market. In addition, because Shurgard Storage to Go does not have significant real estate holdings or other marketable assets to borrow against, it might have difficulty borrowing necessary operating funds or attracting additional investments if economic conditions change, putting our investment at greater risk of loss.

     We may not be able to repay our debt financing obligations. We might not have sufficient net cash flow from our operations to meet required payments of principal and interest under our loans. As a result, we might not be able to refinance the existing indebtedness on our properties or might have to enter into credit terms that are less favorable than the terms of our existing indebtedness.

     We have an investment in international operations that carry risks in addition to our U.S. operations. We invest in operations outside the United States. We face risks inherent in international business operations, including currency risks, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, difficulties in staffing and managing international operations, potentially adverse tax burdens, obstacles to the repatriation of earnings and cash, and burdens of complying with different permitting standards and a wide variety of foreign laws. Each of these risks might impact our cash flow or impair our ability to borrow funds, which ultimately could adversely affect our ability to repay loans and make expected distributions to shareholders.

SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial information for us for each of the five years in the period ended December 31, 2001 and for each of the six-month periods ended June 30, 2002 and 2001. We derived the selected financial information presented below for and as of the end of the last five fiscal years from our audited financial statements. We derived the selected financial information presented below for the six-month periods ended June 30, 2002 and 2001 from our unaudited interim financial statements. Our management believes that the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the information set forth therein. The results of operations for the six months ended June 30, 2002 are not necessarily indicative of the results to be expected for the full fiscal year or for any future period.

     You should read this table in conjunction with the other financial information included in our Annual Report on Form 10-K for the year ended December 31, 2001, and in our Quarterly Report on Form 10-Q for the period ended June 30, 2002, both of which are incorporated herein by reference.

	At or for the Six Months
	Ended June 30,		At or for the Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in thousands, except per share data and number of properties)
Statements of Operations Data:
Revenue:
Real Estate operations	$119,955	$109,848	$226,362	$200,343	$175,045	$160,067	$137,746
Other	4,674	1,682	6,228	1,615	1,411	1,893	2,463

Total revenue	124,629	111,530	232,590	201,958	176,456	161,960	140,209
Expenses:
Operating	39,364	33,051	68,890	58,124	47,265	46,705	40,278
Loss (earnings) from other real estate investments	673	2,894	3,271	3,420	3,302	1,568	(225)
Depreciation and amortization	22,664	22,082	45,234	40,693	36,768	33,991	28,243
Real estate taxes	11,461	9,885	20,148	17,940	15,777	13,324	11,295
General, administrative and other	3,818	2,825	11,770	4,911	4,193	4,619	3,956

Total expenses	77,980	70,737	149,313	125,088	107,305	100,207	83,547
Income from operations	46,649	40,793	83,277	76,870	69,151	61,753	56,662

Other Income (Expense):
Interest income and other (net)	3,634	2,756	5,783	3,617	2,826	1,439	1,481
Interest expense	(15,333)	(19,443)	(36,562)	(36,175)	(25,428)	(23,883)	(17,096)
Amortization of participation rights discount	(3,948)	(8,468)	(16,876)	(11,262)	(8,057)	(3,999)
Minority interest	(349)	(503)	(808)	(743)	(815)	2,084	1,264

Net income before income tax benefit	30,653	15,135	34,814	32,307	37,677	37,394	42,311
Income tax benefit	80		1,545
Net income before extraordinary items and cumulative effect of a change in accounting principle	30,733	15,135	36,359	32,307	37,677	37,394	42,311
Early extinguishment of debt	1,157	(1,036)	(1,445)	—	—	—	—
Cumulative effect of a change in accounting principle	—	—	—	—	(1,098)	(2,168)

Net Income	$31,890	$14,099	$34,914	$32,307	$36,579	$35,226	$42,311

Net Income Allocation:
Allocable to preferred shareholders	$8,148	$6,950	$15,098	$8,750	$8,750	$4,690	$3,060
Allocable to common shareholders	23,742	7,149	19,816	23,557	27,829	30,536	39,251

	$31,890	$14,099	$34,914	$32,307	$36,579	$35,226	$42,311

Diluted Net Income per Share:
Diluted net income per common share	$0.70	$0.24	$0.64	$0.79	$0.95	$1.06	$1.40
Diluted weighted average number of shares outstanding	33,792	30,208	31,086	29,761	29,130	28,724	28,000
Diluted distributions declared per common share	$1.05 (1)	$1.03 (1)	$2.07 (1)	$2.03 (1)	$1.99 (1)	$1.95 (1)	$1.91 (1)

Balance Sheet Data (at end of period):
Storage centers, before accumulated depreciation	$1,513,991	$1,303,485	$1,348,998	$1,260,687	$1,120,478	$1,067,445	$928,354
Total assets	1,371,070	1,223,926	1,238,805	1,230,242	1,149,860	1,151,996	955,488
Notes payable	445,848	440,495	375,298	405,429	332,347	330,998	239,494
Total liabilities	559,301	561,146	516,105	629,400	522,912	491,580	328,121
Shareholders’ equity	796,314	658,611	716,325	596,638	620,200	642,302	608,692
Other Data:
Funds from operations(2)	$49,286	$39,371	$82,585	$76,761	$74,691	$69,523	$66,158
Percentage of funds from operations paid out as distributions	71.9%	79.2%	77.8%	78.7%	77.7%	80.6%	80.9%
Cash flow provided by (used in):
Operating Activities	$56,478	$56,938	$116,476	$85,607	$86,081	$76,930	$77,098
Investing Activities	(82,105)	(12,068)	(67,466)	(117,712)	(121,246)	(216,416)	(181,708)
Financing Activities	23,084	(37,621)	(49,692)	28,124	37,336	141,644	108,619
Portfolio Data (at end of period):
Number of properties:
Owned properties	508	412	449	399	352	318	281
Managed properties	25	36	30	32	33	30	31

Total	533	448	479	431	385	348	312

Net rentable square feet:
Owned properties	32,200	26,200	28,100	25,600	22,600	20,500	18,200
Managed properties	1,400	2,000	1,800	1,900	1,900	1,600	1,500

Total	33,600	28,200	29,900	27,500	24,500	22,100	19,700

(1)	Does not include the distribution declared in January of the following year based on financial results for the quarter ended December 31 of the current year.

(2)	Funds from operations (“FFO”), pursuant to the National Association of Real Estate Investment Trusts (“NAREIT”) October 1999, White Paper on Funds from Operations, is defined as net income (calculated in accordance with GAAP) including nonrecurring events, except for those defined as “extraordinary items” under GAAP and gains and losses from sales of depreciable operating property, plus depreciation of real estate assets and amortization of intangible assets exclusive of deferred financing costs less dividends paid to preferred stockholders. We believe that because amortization of participation rights discount reflect our partners’ increasing interests in unrecognized gains on depreciable operating properties (represented by the difference between the expected option price and our partners’ contributions), it is consistent to add it back to net income. Contributions to FFO from unconsolidated entities in which the reporting entity holds an active interest are to be reflected in FFO on the same basis. We believe FFO is a meaningful disclosure as a supplement to net income because net income implicitly assumes that the value of assets diminishes predictably over time while we believe that real estate values have historically risen or fallen with market conditions. FFO is not a substitute for net cash provided by operating activities or net income computed in accordance with GAAP, nor should it be considered an alternative indication of our operating performance or liquidity. In addition, FFO is not comparable to “funds from operations” reported by other REITs that do not define funds from operations in accordance with the NAREIT definition. The following table sets forth the calculation of FFO in accordance with the NAREIT definition (in thousands).

	For the Six Months
	Ended June 30,		For the Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in thousands)
Net income	$31,890	$14,099	$34,914	$32,307	$36,579	$35,226	$42,311
Cumulative effect of change in accounting principle					1,098	2,168
Adjustment to cumulative effect of a change in accounting principle for unconsolidated joint ventures					447
Depreciation and amortization	22,664	22,082	45,234	40,693	36,768	33,991	28,243
Depreciation and amortization from unconsolidated joint ventures and subsidiaries	1,683	1,792	3,339	3,310	2,774	339	(231)
Deferred financing costs	(756)	(1,156)	(2,081)	(2,061)	(1,912)	(1,294)	(1,105)
Early extinguishment of debt	(1,157)	1,036	1,445	—	—	—	—
Gain on sale of operating real estate	(838)	—	(2,044)	—	(370)	(216)	—
Preferred dividends	(8,148)	(6,950)	(15,098)	(8,750)	(8,750)	(4,690)	(3,060)
Amortization of participating rights discount	3,948	8,468	16,876	11,262	8,057	3,999	—

Funds from operations	$49,286	$39,371	$82,585	$76,761	$74,691	$69,523	$66,158

     The following table provides pro forma results for the years ended December 31, 2001, 2000 and 1999, as if the non-amortization provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which Shurgard Storage Centers, Inc. adopted on January 1, 2002, had been applied.

	For the years ended December 31,

	2001	2000	1999

	(in thousands except per share data)
Reported net income before extraordinary items	$36,359	$32,307	$37,677
Add back: Goodwill and trademark amortization	1,073	1,041	1,038

Adjusted net income before extraordinary items	37,432	33,348	38,715
Early extinguishment of debt	(1,445)	—	—

Cumulative effect of a change in accounting principle	—	—	(1,098)

Adjusted net income	$35,987	$33,348	$37,617

Basic earnings per share:
Reported net income before extraordinary items	$0.69	$0.80	$0.99
Add back: Goodwill and trademark amortization	0.03	0.04	0.04

Adjusted net income before extraordinary items	0.72	0.84	1.03
Early extinguishment of debt	(0.04)	—	—

Cumulative effect of a change in accounting principle	—	—	(0.04)

Adjusted net income	$0.68	$0.84	$0.99

Diluted earning per share:
Reported net income before extraordinary items	$0.68	$0.79	$0.99
Add back: Goodwill and trademark amortization	0.03	0.03	0.04

Adjusted net income before extraordinary items	0.71	0.82	1.03
Early extinguishment of debt	(0.04)	—	—
Cumulative effect of a change in accounting principle	—	—	(0.04)

Adjusted net income	$0.67	$0.82	$0.99

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated. Earnings represent earnings before accounting change, income tax expense, and fixed charges (excluding capitalized interest). Fixed charges consist of interest and include capitalized interest that was not deducted when arriving at net income.

	Six Months Ended
	June 30,	Year Ended December 31,

	2002	2001	2000	1999	1998	1997

Ratio	1.81	1.27	1.33	1.47	1.66	2.42

USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include developing and buying more properties, expanding and improving some of our existing properties and paying debt.

GENERAL DESCRIPTION OF SECURITIES

     We may offer shares of common stock, shares of preferred stock and debt securities. We may offer up to $500,000,000 worth of securities under this prospectus. The securities involve various risks that we will describe in the sections entitled “Risk Factors” that appear above and in the prospectus supplement.

DESCRIPTION OF THE COMMON STOCK

     Under our current articles of incorporation, we may issue up to 120,000,000 shares of our class A common stock, par value $0.001 per share, and 500,000 shares of our class B common stock, par value $0.001 per share. As of September 26, 2002, we had outstanding 35,709,332 shares of class A common stock and 154,604 shares of class B common stock.

     Holders of class A common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Subject to preferences that may apply to our preferred stock, the holders of class A common stock receive ratably any dividends that may be declared by the board of directors. In the event of a liquidation, dissolution or winding up of Shurgard, the holders of class A common stock, together with holders of class B common stock, will share equally and ratably in all assets remaining after we pay liabilities and liquidation preferences to holders of preferred stock. Holders of class A common stock have no preemptive rights. All outstanding shares of class A common stock are fully paid and nonassessable. All shares of class A common stock offered will be fully paid and nonassessable when issued. The common stock is neither redeemable nor subject to call. No sinking fund provisions apply to the class A common stock.

     Holders of our class B common stock have rights very similar to the rights of holders of class A common stock. Holders of our class B common stock have been entitled to a loan from us sufficient to satisfy obligations of the class B shareholders to entities acquired by us. These loans are secured by pledges of the class B common shares. As a holder of class B common shares repays a portion of the loan, an equivalent portion of the class B common shares are released from the pledge. Shares of class B common stock released from the pledge are convertible, at the holder’s option, one for one into shares of class A common stock. The class B common stock is not publicly traded but is transferable once released from the pledge. Except for the right to convert shares of class B common stock into shares of class A common stock, holders of our class A and class B common stock have no other rights to convert their common stock into any other securities.

     We have restrictions on share ownership because we are a REIT. To qualify as a REIT, we cannot have five or fewer individuals, including certain entities treated as individuals for this purpose, own more than 50% of the value of our capital stock during the last half of a taxable year. See “Restrictions on Transfers of Capital Stock; Excess Stock” in this prospectus.

     Holders of class A and class B common stock have rights to purchase shares of our series A junior participating preferred stock in some situations. These rights are granted under a Rights Agreement between us and our transfer agent, American Stock Transfer & Trust Company. These rights trade with the class A and class B common stock through March 17, 2004 unless extended, redeemed or exchanged by our board of directors. The rights become exercisable when an individual acquires or becomes the beneficial owner of 10% or more of our shares. The rights allow holders of class A and class B common stock, other than the acquiring individual triggering the rights, to purchase shares of series A junior participating preferred stock. Holders of series A junior participating preferred stock are entitled to minimum preferential quarterly dividends and additional shares of class A common stock. Our board of directors may redeem these rights at $0.0001 per right. The rights have antitakeover effects and may prevent us from being purchased or acquired. The rights can cause the dilution of the ownership of a person or group that tries to acquire us without the approval of our board of directors. The rights will not interfere with any merger or other business combination approved by our board of directors, because our directors may redeem all the outstanding rights at any time prior to the time a person or group triggers the rights.

     Washington law also imposes restrictions on some transactions between a corporation and some significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a “target corporation,” with some exceptions, from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the time of acquisition. Such prohibited transactions include, among other things,

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder.

     After the five-year period, a “significant business transaction” may occur, as long as it complies with the “fair price” provisions of the statute. A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of our company.

DESCRIPTION OF THE PREFERRED STOCK

     Our current articles of incorporation permit us to issue up to 40,000,000 shares of our preferred stock in one or more series. The rights and preferences of the preferred stock may be fixed or designated by our board of directors without any further action by our shareholders. We have designated 2,800,000 shares of our preferred stock as the junior preferred shares that can be issued under the Rights Agreement with American Stock Transfer & Trust Company discussed in the description of common stock above. We have designated 2,000,000 shares as 8.70% Series C Cumulative Redeemable Preferred Stock, $0.001 par value per share, all of which is issued and outstanding. In addition, we have designated 3,450,000 shares as 8.75% Series D Cumulative Redeemable Preferred Stock, $0.001 par value per share, all of which is issued and outstanding. Any preferred stock issued under the registration statement of which this prospectus is a part will be issued as one or more new series of preferred stock, the rights, preferences, privileges and restrictions of which will be fixed by a certificate of designation relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred stock, including

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

     The issuance of preferred stock may delay, deter or prevent a change in control of our company.

     We will describe the specific terms of any other particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the related prospectus supplement are not complete. You should refer to the certificate of designation for complete information. The prospectus supplement will contain a description of various federal income tax consequences relating to the preferred stock.

DESCRIPTION OF THE DEBT SECURITIES

     We also may offer any combination of senior debt securities or subordinated debt securities. Debt securities are unsecured general obligations. Senior debt securities rank above all subordinated indebtedness and equal to all other indebtedness outstanding on the date of the prospectus supplement. Subordinated debt securities rank in right of payment below all other indebtedness outstanding at or after the time issued, unless the other indebtedness provides that it is not senior to the subordinated debt.

     We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. A copy of the form of each type of indenture has been or will be filed as an exhibit to the registration statement of which this prospectus is a part. A prospectus supplement will describe the particular terms of any debt securities we may offer.

     The following summaries of the debt securities and the indentures are not complete. We strongly urge you to read the indentures and the description of the debt securities included in the prospectus supplement.

General

     We may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Unless otherwise specified in the applicable prospectus supplement, senior debt securities will be our unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

     The indentures might not limit the amount of other debt that we may incur and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

     The prospectus supplement will describe the debt securities and the price or prices at which we will offer them. The description will include

•	the title of the debt securities;

•	any limit on the aggregate principal amount of such debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must pay the principal;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt securities, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of, or any premium or interest on, the debt securities;

•	the currency in which we will pay the principal of, and any premium or interest on, the debt securities;

•	the principal amount of the debt securities that we will pay on declaration of acceleration of their maturity;

•	the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable on any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to the subordinated debt securities;

•	any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any debt securities due and payable; and

•	any addition to or change in the covenants in the indentures.

     We may sell the debt securities at a substantial discount below their stated principal amount. We will describe special federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security that provides for an amount less than the principal amount to be due and payable on the declaration of acceleration of the maturity in accordance with the terms of the applicable indenture. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity on the occurrence of an event of default. In addition, we will describe special federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the applicable prospectus supplement.

Conversion and Exchange Rights

     The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. We will describe how the number of shares of common stock or other securities or property to be received on conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

     Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors on any dissolution, winding up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration. Each prospectus supplement will disclose the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that would be senior to the subordinated securities and any limitation on the issuance of additional senior indebtedness.

     We may not make any payment on the subordinated debt securities if a default in the payment of the principal, premium, if any, interest, rent or other obligations, including a default under any repurchase or redemption obligation, in respect of designated senior indebtedness occurs and continues beyond any applicable grace period. The term “designated senior indebtedness” means our obligations under any particular senior indebtedness in which the debt instrument expressly provides that the senior indebtedness will be designated senior indebtedness with respect to the subordinated debt securities.

     We may not make any payment on the subordinated debt securities if any other default occurs and continues with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default from us, a holder of such designated senior indebtedness or other person permitted to give such notice. We may not resume payments on the subordinated debt securities until the defaults are cured or specific periods pass.

     If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

     The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

     We will issue debt securities only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

     The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

     Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of the transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which we will pay on debt securities.

     If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

     The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the debt securities. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

     No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary unless the depositary has notified us that it is unwilling or unable to continue as depositary, or an event of default occurs and continues with respect to the debt securities. The depositary will determine how all securities issued in exchange for a global security will be registered.

     As long as the depositary or its nominee is the registered holder of a global security, the depositary or the nominee will be considered the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

     Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

     The policies and procedures of the depositary may govern payments, transfers, exchanges and other matters relating to beneficial interests in a global security. We and the trustee assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

     Unless otherwise stated in the prospectus supplement, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

     Unless otherwise stated in the prospectus supplement, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent, except that we may pay interest by check mailed to the address of the person entitled to the payment. Unless we state otherwise in the prospectus supplement, the corporate trust office of the trustee will be the paying agent for the debt securities.

     Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

     The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. The holder thereafter may look only to us for payment.

Consolidation, Merger and Sale

     Under the terms of the indentures, we may not consolidate with or merge into any other person in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless

•	the successor is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state, and assumes our obligations under the debt securities and the indentures;

•	immediately after the transaction, no event of default occurs and continues; and

•	we meet various other conditions.

Events of Default

     Each of the following will constitute an event of default under each indenture:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, continued for a specified number of days;

•	failure to deposit any sinking fund payment when due;

•	failure to perform any other covenant in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events in bankruptcy, insolvency or reorganization of Shurgard; and

•	any other event of default specified in the prospectus supplement.

     If an event of default, other than an event of default as a result of various events of bankruptcy, insolvency or reorganization, occurs and continues, either the trustee or the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. If an event of default occurs as a result of various events of bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series automatically will become immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

     Except for specific duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request, and the holders have offered reasonable indemnity to the trustee to institute the proceeding; and

•	the trustee has failed to institute the proceeding, and has not received a direction inconsistent with the request within a specified number of days.

     Each indenture will include a covenant requiring our officers to furnish to the trustee annually a statement as to whether, to their knowledge, we are in default under the indenture and, if so, specifying all such known defaults.

Modification and Waiver

     We and the trustee may amend the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the amendment. However, to the extent discussed in the prospectus supplement, without the consent of each holder, we may not make any amendment that would

•	change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

•	reduce the principal of, or premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable on acceleration of the maturity;

•	change the place or currency of payment of principal of, or premium or interest on, any debt security;

•	impair the right to enforce any payment on any debt security;

•	in the case of subordinated debt securities, modify the subordination provisions in a manner materially adverse to their holders;

•	in the case of debt securities that are convertible or exchangeable into other securities of Shurgard, adversely affect the right of holders to convert or exchange any of the debt securities;

•	reduce the percentage in principal amount of outstanding securities of any series for which the holders’ consent is required;

•	reduce the percentage in principal amount of outstanding securities of any series necessary for waiver of compliance with provisions of the indentures or for waiver of specific defaults; or

•	modify provisions with respect to modification and waiver.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of that series, our compliance with restrictive provisions of the indentures. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal of, or premium or interest on, any debt security of that series, or a default in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

     Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date for action by holders. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance and Covenant Defeasance

     To the extent stated in the prospectus supplement, we may elect to apply the provisions relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants in the indentures, to the debt securities of any series.

Notices

     We will mail notices to holders of debt securities at the addresses that appear in the security register.

Title

     We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK; EXCESS STOCK

     Our qualification as a REIT under federal tax laws requires that not more than 50% in value of our outstanding capital stock be owned, directly or indirectly, by five or fewer individuals or entities during the last half of a taxable year. Additionally, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

     To ensure that we remain qualified as a REIT, our articles of incorporation provide that we may prevent the transfer or call for redemption of any of our common or preferred shares if

•	more than 50% of our outstanding shares would be owned by five or fewer individuals or entities;

•	one person would own more than 9.8% of our total outstanding shares (or such higher percentage as may be determined by our board of directors (referred to as the “Ownership Limit”); or

•	our board of directors determines in good faith that any of our outstanding shares have or may become concentrated to an extent that may prevent us from qualifying as a REIT. See “Federal Income Tax Considerations — Overview of REIT Qualification Rules — Share Ownership.”

     The authorizing resolutions for any class or series of preferred stock may provide that the preferred stock is subject to these restrictions. Any corporate investor wishing to acquire or own more than 9.8% of the total outstanding shares may ask our board of directors in writing for approval. Our board will grant this request unless it determines in good faith that the acquisition or ownership of the shares would jeopardize our qualification as a REIT. Any corporate investor intending to acquire shares in excess of the Ownership Limit must give written notice to us of the proposed acquisition no later than the date on which the transaction occurs and must furnish any additional information that our board requires to evaluate or to protect against any adverse effect of the transfer. However, our board is not required to adjust the Ownership Limit if it believes, based on advice of legal counsel, that the granting of the request would cause the board to breach its fiduciary duties to our shareholders.

     If, despite the restrictions noted above, any person acquires shares of common stock in excess of the Ownership Limit (including constructively owned shares), the shares most recently acquired by that person in excess of the Ownership Limit will be automatically exchanged for an equal number of shares of excess stock. We are authorized to issue 160,000,000 shares of excess stock, par value $0.001 per share. Pursuant to our articles of incorporation, shares of excess stock have the following characteristics

•	owners of excess stock are not entitled to exercise voting rights with respect to the excess stock;

•	excess stock shall not be deemed outstanding for purposes of determining a quorum at any annual or special meeting of shareholders; and

•	excess stock will not be entitled to any dividends or other distributions.

     Any person who becomes an owner of excess stock must immediately give us written notice of this fact and any additional information required by the articles of incorporation. Excess stock is also deemed to have been offered for sale to us for a period of 120 days from the later of

•	the date of the transfer that created the excess stock if we have actual notice that the transfer created the excess stock, and

•	the date on which our board determines in good faith that the transfer creating the excess stock has occurred.

     We have the right during this time period to accept the deemed offer or, in the board’s discretion, we may acquire and sell, or cause the owner to sell, the excess stock. The price for the excess stock will be the lesser of

•	the closing price of the shares exchanged into excess stock on the national stock exchange on which the shares are listed as of the date we acquire the excess stock or, if no such price is available, as determined in good faith by our board of directors, and

•	the price per share paid by the owner of the shares that were exchanged into excess stock or, if no purchase price was paid, the fair market value of the shares on the date of acquisition as determined in good faith by our board of directors.

     On the transfer or sale, the excess stock will automatically convert to class A common stock with all voting and dividend rights effective as of the date of the conversion. However, the owner will not be entitled to receive dividends payable with respect to class A common stock for the period during which the shares were excess stock.

     All certificates of class A common stock and class B common stock, any other series of common stock, and any class or series of preferred stock, will bear a legend referring to the restrictions described above. All persons who own a specified percentage (or more) of our outstanding capital stock must file an affidavit with us containing information regarding their ownership of stock as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage is set between 0.5% and 5%, depending on the number of record holders of capital stock. In addition, on demand, each shareholder is required to disclose to us in writing the information with respect to the direct, indirect and constructive ownership of shares of our capital stock as our board deems necessary to comply with the tax law, to comply with the requirements of any taxing authority or governmental agency or to determine whether we are in compliance with these requirements.

     This ownership limitation may have the effect of precluding acquisition of control of us by a third party unless our board determines that maintenance of REIT status is no longer in the best interests of Shurgard.

FEDERAL INCOME TAX CONSIDERATIONS

General

     The following summary of federal income tax considerations to us and to holders of our common stock is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of our common stock will vary depending on the terms of the specific common stock acquired by such holder, as well as his or her particular situation. Investors acquiring debt securities or preferred stock should refer to the applicable prospectus supplement for federal income tax considerations associated with these investments. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of holders who may be subject to special treatment under federal income tax laws such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed under “Taxation of Tax-Exempt Shareholders” and “U.S. Taxation of Non-U.S. Shareholders.”

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF YOUR ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES AND OF POTENTIAL CHANGES IN TAX LAWS.

Qualification of Shurgard as a REIT; Opinion of Counsel

     We have elected to be taxed as a REIT under federal income tax laws, commencing with our fiscal year ended December 31, 1994. The election to be taxed as a REIT will continue until it is revoked or otherwise terminated. The most important consequence to us of being treated as a REIT for federal income tax purposes is that we will not be subject to federal corporate income taxes on net income that we currently distribute to our shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that typically results when a corporation earns income and distributes that income to shareholders in the form of a dividend. Accordingly, if we fail to qualify as a REIT, we will be taxed on our distributed income, thereby reducing the amount of cash available for distribution to our shareholders.

     We have filed as an exhibit to the registration statement of which this prospectus is a part, an opinion, and, in connection with each issuance of securities under such registration statement we will file an updated opinion, stating that, in the opinion of Perkins Coie LLP, counsel to Shurgard, commencing with the taxable year ended December 31, 1994, we have been organized to satisfy the requirements for qualification as a REIT and our prior and future proposed method of operation has enabled us and will continue to enable us to meet the requirements for qualification as a REIT. This opinion is based on various assumptions and conditioned on representations made by us as to factual matters. Moreover, continued qualification and taxation as a REIT will depend on our ability to satisfy, on a continuing basis, certain distribution levels, diversity of stock ownership and qualification tests imposed by federal tax laws, as summarized below. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by counsel or by us that we will qualify as a REIT for any particular year. Perkins Coie LLP will not review compliance with these tests on a continuing basis, and will not commit to update its opinion subsequent to the date of its opinion.

Taxation of Shurgard as a REIT

     If we qualify as a REIT, we generally will not be subject to federal income tax on net income that we currently distribute to our shareholders. We may, however, be subject to certain federal taxes based on the amount of our distributions or our inability to meet REIT qualification requirements. These taxes include the following:

     Tax on Undistributed Income. We will be subject to federal income tax at regular corporate rates on our taxable income (after certain adjustments applicable to REITs), as described below under “Overview of REIT Qualification Rules — Annual Distribution Requirements,” including net capital gain, that we do not distribute to our shareholders during, or within a specified time after, the calendar year in which the income is earned.

     Tax on Prohibited Transactions. We will be subject to a 100% tax on net income from “prohibited transactions.” In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, that we hold for sale to customers in the ordinary course of business.

     Tax on Failure to Meet Gross Income Requirements. If we fail to satisfy either the 75% gross income test or 95% gross income test as described under “Overview of REIT Qualification Rules — Income Tests” below, but continue to qualify for REIT status because the failure was due to reasonable cause and we satisfy certain other requirements, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) the amount, if any, by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below or (ii) the amount, if any, by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by (b) a fraction intended to reflect our profitability.

     Tax on Failure to Meet Distribution Requirements. If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year, (b) 95% of our REIT capital gain net income for that year, and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts we actually distributed.

     Tax on Built-In Gain. If during the 10-year period beginning on March 24, 1995, which is the date that Shurgard Incorporated merged with us, we recognize gain on the disposition of any asset that we acquired from Shurgard Incorporated, then this gain will be subject to tax at the highest regular corporate rate to the extent of the excess of the fair market value of the asset as of March 24, 1995 over our adjusted basis in the asset as of March 24, 1995.

     Alternative Minimum Tax. We may be subject to alternative minimum tax on items of tax preference that we do not distribute or allocate to our shareholders.

     Tax on Foreclosure Property. If we have net income from the sale or other disposition of “foreclosure property” that we hold primarily as inventory or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property generally is defined as real property and any personal property incident thereto that we acquire as a result of a bid in foreclosure, or by agreement or legal process, following a default on a lease of the property or on an indebtedness secured by the property.

     Tax on Redetermined Tax Items. We may be subject to a 100% tax on certain items of income we receive from, or on certain expenses deducted by, a “taxable REIT subsidiary,” if arrangements between us and any of our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties, as described below under “Overview of REIT Qualification Rules — Nature and Diversification of Assets.”

Overview of REIT Qualification Rules

     The following summarizes the basic requirements for REIT status:

•	We must be a corporation, trust or association that is managed by one or more trustees or directors;

•	Our stock or beneficial interests must be transferable, held by 100 or more shareholders, and no more than 50% of the value of our outstanding stock may be owned during the last half of each taxable year, directly or indirectly, by five or fewer individuals (including certain legal entities treated as individuals for this purpose);

•	We would be taxable as a domestic corporation but for the REIT provisions of the Code;

•	We must be neither a financial institution nor an insurance company subject to the applicable provisions of the Code;

•	We must satisfy certain tests relating to the nature and diversification of our assets, as described in detail below;

•	We must satisfy the two gross income tests discussed in detail below; and

•	We must satisfy certain annual distribution requirements, as discussed in detail below).

     The following discussion explains certain of these REIT qualification requirements in greater detail. It also addresses how these highly technical rules may impact our operations, noting areas of uncertainty that could adversely affect us and our shareholders.

     Share Ownership. Shares of our stock are fully transferable, subject to applicable securities laws, with the exception of certain shares that are subject to contractual transfer restrictions. However, these types of contractual and securities law restrictions on transferability are disregarded for purposes of determining the transferability of REIT shares. Furthermore, we have more than 100 shareholders and, to decrease the possibility that we will ever be closely held, our articles of incorporation contain restrictions on the ability of any person or legal entity to acquire over 9.8% of the outstanding shares of our class A common stock. The ownership and transfer restrictions pertaining to a particular issue of preferred stock will be described in the prospectus supplement relating to that issue.

     Nature and Diversification of Assets. On the last day of each calendar quarter, we must satisfy the following tests relating to the nature and diversification of our assets:

•	At least 75% of the value of our total assets must consist of real estate assets, including interests in real property and mortgages on loans secured by real property, cash, cash items (including receivables arising in the ordinary course of operation) and government securities;

•	No more than 25% of the value of our assets may consist of securities other than government securities;

•	Except for securities of “qualified REIT subsidiaries” and “taxable REIT subsidiaries,” the securities of any issuer that we own, other than securities that are government securities, may not represent (i) more than 5% of the value of our total assets or (ii) more than 10% of the vote or value of the outstanding securities of any issuer; and

•	No more than 20% of the value of our total assets may be represented by securities in one or more “taxable REIT subsidiaries.”

     Securities for purposes of the asset tests may include debt securities, to the extent that the debt securities are not secured by real property or are not otherwise considered a real estate asset. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are “straight debt” as defined under the Code and (i) the issuer is an individual, (ii) the only securities of the issuer the REIT holds are straight debt or (iii) the issuer is a partnership for tax purposes and the REIT holds at least a 20% profits interest in the partnership.

     Qualified REIT Subsidiaries. The Code provides that a “qualified REIT subsidiary” is disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deductions and credit of a qualified REIT subsidiary are treated as the assets, liabilities and tax items of the REIT. A qualified REIT subsidiary is any corporation in which 100% of its stock is owned by a REIT. We currently own 100% of the outstanding stock of nine qualified REIT subsidiaries. Because these subsidiaries are disregarded, our ownership of stock or other securities in these subsidiaries does not have any impact on our ability to qualify as a REIT.

     Taxable REIT Subsidiaries. In general, a “taxable REIT subsidiary” is a corporation, other than a REIT, in which a REIT directly or indirectly owns stock and that elects, together with the REIT, to be treated as a taxable REIT subsidiary of the REIT. Taxable REIT subsidiaries are corporations subject to tax as “C” corporations that may perform activities which generate non-qualifying income, such as third-party management, development, and other independent business activities, as well as provide services to the REIT’s tenants. We hold stock in three corporations that have jointly elected with us to be our taxable REIT subsidiaries. Although we have not obtained an appraisal to determine the value of our stockholdings in these subsidiaries, we have represented that the value of these stockholdings is significantly less than 5% of the total value of all of our assets, and therefore we should satisfy the 20% test described above.

     Ownership of Partnership Interests by a REIT. In the case of a REIT that is a partner in a partnership, the Treasury regulations promulgated under the Code provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the various REIT qualification tests, including the asset and income tests. We own interests in partnerships that directly or indirectly own and operate self storage centers. Therefore, for purposes of satisfying the various REIT qualification tests, including the asset and income tests, we are treated as if we own a proportionate share of each of the assets of these partnerships attributable to these interests and as if we are entitled to our proportionate share of the income of these partnerships. For these purposes, our interest in each of the partnerships is determined in accordance with its capital interest in the partnership. The character of the various assets in the hands of the partnership and the items of gross income of the partnership will remain the same in our hands for these purposes. Accordingly, to the extent the partnership receives qualified real estate rentals and holds real property, a proportionate share of the partnership’s qualified income and assets, based on our capital interest in the partnership, is treated as qualified rental income and real estate assets for purposes of determining our REIT characterization. We expect that substantially all the properties of the partnerships constitute real estate assets and generate qualified rental income for REIT qualification purposes.

     We have acquired partnership interests in some partnerships that entitle us to share in a percentage of profits that exceeds our percentage of total capital contributed to the partnerships. Regulatory authority does not specifically address this situation, and the current treatment of these profit interests when applying the gross income and asset tests is uncertain. For example, based on the existing rules, if the amount of net income allocated to a REIT based on a profits interest in a partnership exceeds its capital interest in the partnership’s underlying gross income, the amount of the excess should be entirely disregarded for REIT qualification purposes. Furthermore, the existing rules do not specifically address how a REIT determines its capital interest. The rules do not refer to the capital account or special allocation provisions of the Code and the Treasury regulations promulgated thereunder, and the rules do not address acquisitions of partnership interests for valuable consideration. Because we acquired these interests for valuable consideration when the partnership assets may have had some appreciated capital value, we may have had a capital percentage in the partnerships at the time it acquired the interests. If the Internal Revenue Service determines that the percentage of capital contributed is the proper indicator of a capital interest, however, a portion of our income and the real estate ownership interests that we claim through our interest in these partnerships may be disregarded when applying the gross income and asset tests.

     With respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the issuer’s securities, including debt, does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and the 10% value limitation (including the safe harbor applicable to “straight debt”) described above. In this regard, however, we cannot guarantee that the Internal Revenue Service will agree with our determinations.

     Income Tests. To maintain our qualification as a REIT, we must annually satisfy two gross income tests. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from any combination of the income qualifying under the 75% test described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of income.

     The following specific rules are applicable to determination of whether rents that we receive from the lease of self storage centers qualify as “rents from real property” in satisfying the gross income requirements described above:

•	The amount of rent generally must not be based in whole or in part on the income or profits of any person. We do not anticipate charging rent for any portion of any property that is based in whole or in part on the income or profits of any person.

•	Rents received from a “related-party tenant” will not qualify as “rents from real property” in satisfying the gross income tests. Generally, a tenant is a “related-party tenant” if we, or an actual or constructive owner of 10% or more of the value of our stock, actually or constructively owns 10% or more of the tenant. We anticipate that we will receive only a small amount of rents, if any, from “related party tenants.”

•	Rents that we receive from a taxable REIT subsidiary are not excluded from the definition of “rents from real property” under the “related-party tenant” rules above, provided that at least 90% of the leased space of a property is leased to tenants who are not “related-party tenants” or taxable REIT subsidiaries and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. We do not anticipate receiving rents from any of our taxable REIT subsidiaries that would fail to qualify as “rents from real property.”

•	If rent attributable to personal property leased in connection with the lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to this personal property will not qualify as “rents from real property.” We do not lease personal property in connection with its rental of self storage centers.

•	For rents to qualify as “rents from real property,” we must not operate or manage the property or furnish or render services to tenants unless we furnish or render these services through (i) an independent contractor from whom we derive no revenue or (ii) through a taxable REIT subsidiary. We need not use an independent contractor or a taxable REIT subsidiary to provide services to the extent that the services that we provide are usually and customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property other than through an independent contractor or a taxable REIT subsidiary, provided that our income from the services does not exceed 1% of our income from the property.

     We have obtained an Internal Revenue Service private letter ruling that the management services that we provide for our own properties will not cause the rents that we receive be treated as other than “rents from real property.” The ruling is based on a description of the management services that we perform in connection with our own properties, including maintenance, repair, lease administration, accounting and security.

     The ruling also considers certain ancillary services that we ,perform directly, such as truck rentals and inventory sales. The ruling provides that these services do not otherwise adversely affect the characterization of the rental income that we receive. Nonetheless, income from truck rentals and certain other ancillary services is nonqualifying income under the gross income tests. In addition, we treat as nonqualifyng income a portion of the fees, consideration and certain reimbursements that we receive for performing management and administrative services with respect to properties that we do not own entirely.

     If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if (i) our failure to meet the test or tests was due to reasonable cause and not willful neglect, (ii) we attach a schedule of our income sources to our federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with the intent to evade tax. As discussed above, even if these relief provisions apply, a tax would be imposed on our nonqualifying income.

     Annual Distribution Requirements. Each year, we must distribute dividends, other than capital gain dividends, to our shareholders in an amount equal to (1) the sum of (a) 90% of our “REIT taxable income,” as defined below, and (b) 90% of any net income from foreclosure property, less the tax on this income, minus (2) any “excess noncash income,” as defined below.

     “REIT taxable income” is the taxable income of a REIT computed without a deduction for dividends paid and excluding any net capital gain. REIT taxable income is further adjusted by certain items, including, for example, an exclusion for net income from foreclosure property, a deduction for the tax on the greater of the amount by which the REIT fails the 75% or the 95% income test, and an exclusion for an amount equal to any net income derived from prohibited transactions. “Excess noncash income” means the excess of certain amounts that the REIT is required to recognize as income in advance of receiving cash, such as original issue discount on purchase money debt, over 5% of the REIT taxable income before the deduction for dividends paid and excluding any net capital gain. Distributions must be made (i) in the taxable year to which they relate, or (ii) in the following taxable year if declared before the REIT timely files its tax return for that year and paid on or before the first regular dividend payment after the declaration.

     It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of this income and deduction of these expenses in arriving at our taxable income. Furthermore, if we make substantial principal payments on indebtedness, which would have the effect of lowering the amount of distributable cash without an offsetting reduction in taxable income, such payments may adversely affect our ability to meet the distribution requirement. In the event that these timing differences or other reductions in distributable cash occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term or long-term borrowings, or to pay dividends in the form of taxable distributions of stock.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year that may be included in our deduction for dividends paid for the earlier year. However, we will be required to pay to the Internal Revenue Service interest based on the amount of any deduction taken for deficiency dividends.

     Furthermore, if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for that year, (ii) 95% of our REIT capital gain income for that year, and (iii) any undistributable taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

Failure of Shurgard to Qualify as a REIT

     If we fail to qualify as a REIT in any taxable year, and the relief provisions do not apply, we would be subject to tax on our taxable income at regular corporate rates, thereby reducing the amount of cash available for distribution to our shareholders. We would not be permitted to deduct, or required to make, distributions to shareholders in any year in which we fail to qualify. In such an event, to the extent of current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income and, subject to limitations under federal tax laws, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory relief provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which the qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

Taxation of Holders of Debt Securities

     Holders of debt securities should consult the prospectus supplement relating to these securities for a discussion of federal income tax consequences associated with the ownership of debt securities.

Taxation of Holders of Preferred Stock

     Holders of preferred stock should consult the prospectus supplement relating to these securities for a discussion of federal income tax consequences associated with the ownership of preferred stock.

Taxation of Taxable U.S. Shareholders Generally

     As used in this prospectus, the term “U.S. Shareholder” means a holder of shares of common stock who for federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust whose administration is under the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

     Distributions Generally. So long as we qualify as a REIT, our distributions out of our current or accumulated earnings and profits that are not designated as capital gain dividends, as discussed below, will constitute dividends taxable as ordinary income to our U.S. Shareholders. These distributions will not be eligible for the dividends-received deduction by U.S. Shareholders that are corporations. To the extent that we make distributions other than capital gain dividends in excess of our current and accumulated earnings and profits, these distributions first will be treated as a tax-free return of capital to each U.S. Shareholder, which will reduce the U.S. Shareholder’s adjusted basis in his or her shares of stock for federal income tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Shareholder’s adjusted basis in his or her shares will be taxable as capital gains, provided that the shares have been held as a capital asset. Dividends that we declare in October, November or December of any year and that are payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

     Capital Gain Distributions. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as capital gain dividends will be taxable to a U.S. Shareholder as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Shareholder has held his or her shares of stock. U.S. Shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a U.S. Shareholder of shares of our common stock will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions that we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of common stock, however, will not be treated as investment income unless the U.S. Shareholder elects that treatment, in which case the capital gain will be taxed at ordinary income rates. We will notify shareholders after the close of our fiscal year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

     Dispositions of Stock. On any sale or other disposition of shares of our common stock, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the amount of cash and the fair market value of any property received on the sale or other disposition minus the holder’s adjusted basis in the shares for federal income tax purposes. This gain or loss will be capital gain or loss if the shares have been held by the U.S. Shareholder as a capital asset, and will be long-term capital gain or loss if the shares have been held for more than one year. In general, any loss recognized by a U.S. Shareholder on the sale or other disposition of shares of our stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions received by the U.S. Shareholder from us that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Shareholders

     Distributions by us generally will not, subject to certain exceptions described below, constitute unrelated business taxable income, or UBTI, when received by a qualified plan, IRA or other tax-exempt shareholder, provided that the tax-exempt shareholder has not held its shares as “debt financed property” within the meaning of Section 514 of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt shareholder.

     For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, of the Code, income from an investment in our common stock will constitute unrelated business taxable income, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our common stock. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements.

     Notwithstanding the above, a portion of the dividends paid by a “pension held REIT” generally are treated as UBTI if received by any trust that (i) is described under Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) owns more than 10%, by value, of our outstanding stock, including preferred stock. Based on the ownership limit provisions on our stock, however, we do not expect to be classified as a “pension held REIT” within the meaning of the Code.

U.S. Taxation of Non-U.S. Shareholders

     Overview. The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates, referred to in this prospectus as “Non-U.S. Shareholders,” are complex, and the following discussion is intended only as a summary of these rules. WE URGE PROSPECTIVE NON-U.S. SHAREHOLDERS TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS ON AN INVESTMENT IN SHURGARD, INCLUDING ANY REPORTING REQUIREMENTS.

     In general, a Non-U.S. Shareholder will be subject to the same federal income tax rules and rates that apply to a U.S. Shareholder if its investment in Shurgard is “effectively connected” with the Non-U.S. Shareholder’s conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income that is or is treated as effectively connected with a U.S. trade or business also may be subject to the branch profits tax at a 30% rate (or any lower rate as may be specified by an applicable income tax treaty) under Section 884 of the Code. This tax is payable in addition to regular federal corporate income tax. The following discussion will apply to a Non-U.S. Shareholder whose investment in our common stock is not so effectively connected.

     Distributions Generally. Distributions by us that are not attributable to gain from our sale or exchange of “U.S. real property interests,” as discussed below, and that we do not designate as capital gain dividends, will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. The distributions generally will be subject to federal withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates the withholding tax. To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions first will be treated as a tax-free return of capital to each non-U.S. Shareholder, which will reduce the Non-U.S. Shareholder’s adjusted basis in his, her or its shares of stock for federal income tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a non-U.S. Shareholder’s adjusted basis in his, her or its shares will be treated as a gain from the disposition of our shares, the tax treatment of which is described below.

     Distributions Attributable to Gain from the Sale or Exchange of U.S. Real Property Interests. For any year in which we qualify as a REIT, distributions that are attributable to gain from our sale or exchange of U.S. real property interests will be taxed to a Non-U.S. Shareholder in the United States under the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA). Under FIRPTA, distributions by a REIT that are attributable to gains from sales or exchanges of U.S. real property interests, whether or not designated as capital gain dividends, are taxed to a Non-U.S. Shareholder as if the distributions constituted gains effectively connected with a U.S. trade or business. Accordingly, if we distribute capital gains to which FIRPTA applies, a Non-U.S. Shareholder will be taxed at the same capital gain rates that apply to U.S. Shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of a nonresident alien individual). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a foreign corporate shareholder, except as otherwise provided by an applicable income tax treaty.

     Dispositions of Stock. A sale of our stock by a Non-U.S. Shareholder (other than certain nonresident individuals present in the United States for more than 183 days in the taxable year) generally will not be subject to federal income taxation unless the stock sold constitutes a U.S. real property interest. Similarly, dividends that exceed our current and accumulated earnings and profits and a Non-U.S. Shareholder’s basis will not be subject to federal income taxation, provided that the stock with respect to which the dividend is paid does not constitute a U.S. real property interest. Our common stock will not constitute a U.S. real property interest if (i) we are a “domestically controlled REIT” or (ii) the stock is “regularly traded” on an established securities market such as Nasdaq or the NYSE and the shareholder owns, actually and constructively, not more than 5% of the stock during an applicable “look back” period. We will be classified as a “domestically controlled REIT” if at all times during a specified testing period, less than 50%, by value, of our shares are held directly or indirectly by Non-U.S. Shareholders. While we believe that we are a domestically controlled REIT, that status depends on the ownership of our freely transferable stock and, therefore, we cannot guarantee that we are or will continue to be a domestically controlled REIT.

     Withholding Obligations. We generally will be required to withhold from distributions to Non-U.S. Shareholders, and remit to the Internal Revenue Service, (a) 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends and (b) 30% (or a lower treaty rate) of ordinary dividends paid out of our current and accumulated earnings and profits. If we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of these prior distributions, will be treated as capital gain dividends for withholding purposes. If we do not so withhold, we are required to withhold 10% from any distribution to a Non-U.S. Shareholder whose shares are classified as a U.S. real property interest, as described in the preceding paragraph, if the distribution exceeds our current and accumulated earnings and profits. We will determine the amount of the distribution subject to withholding based a reasonable estimate of our current and accumulated earnings and profits. If the amount of tax that we withhold with respect to a distribution to a Non-U.S. Shareholder exceeds the Non-U.S. Shareholder’s federal tax liability with respect to the distribution, the Non-U.S. Shareholder may file for a refund of the excess tax from the Internal Revenue Service.

Backup Withholding and Information Reporting.

     U.S. Shareholders. We will report to our U.S. Shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate equal to the fourth lowest income tax rate applicable to individuals (which is 30.0% for 2002 and 2003, 29.0% for 2004 and 2005, and 28.0% for 2006) with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide us with his or her correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. Shareholder’s income tax liability.

     Non-U.S. Shareholders. The backup withholding and information reporting rules generally do not apply to payments that are subject to the 30% withholding tax on dividends paid to a Non-U.S. Shareholder, or to payments that are exempt from the withholding tax by application of a tax treaty or special exception, provided that the Non-U.S. Shareholder provides certain required documentation to us that certifies that the Non-U.S. Shareholder is not a U.S. person (and, in certain situations, that the beneficial owners of the Non-U.S. Shareholder are not U.S. persons) or that benefits under a tax treaty or a special exception apply under the Non-U.S. Shareholder’s particular circumstances.

     Payment to or through a U.S. office of a broker of the stock sale proceeds is subject to both backup withholding and information reporting unless the Non-U.S. Shareholder certifies under penalties of perjury that the shareholder is not a U.S. person, or otherwise establishes an exemption. Generally, backup withholding and information reporting will not apply to a payment of stock sale proceeds by or through a foreign office of a foreign broker. However, information reporting, but not backup withholding, will apply to a payment of stock sale proceeds by a foreign office of a broker that (i) is a U.S. person, (ii) derives 50% or more of its gross income from the conduct of a trade or business in the United States, or (iii) is a “controlled foreign corporation,” which generally is a foreign corporation controlled by U.S. Shareholders for federal income tax purposes. This information reporting requirement does not apply if the broker has documentary evidence that the shareholder is not a U.S. person and evidence that other requirements are satisfied, or the shareholder otherwise establishes an exemption. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

State, Local and Foreign Taxes

     Holders of common stock may be subject to various state, local or foreign taxes in other jurisdictions in which shareholders reside or own property or other interests. The tax treatment of our shareholders in states, localities and foreign countries having taxing jurisdiction over them may differ from the federal income tax treatment described in this summary. Consequently, each shareholder should consult his, her or its tax advisor as to the tax consequences of the common stock under these respective state, local, and foreign laws.

PLAN OF DISTRIBUTION

     We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The applicable prospectus supplement will describe the terms of the offering of the securities, including

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

     Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

     If we use underwriters in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to specific limited conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

     We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

     We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

     We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

     All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

ERISA CONSIDERATIONS

     ERISA stands for the Employee Retirement Income Security Act of 1974 and its amendments. ERISA imposes restrictions on many employee benefit plans and their fiduciaries. Before purchasing any of our securities on behalf of an ERISA plan, or a tax-qualified retirement plan not subject to Title I of ERISA, such as a governmental or church plan (a “Non-ERISA Plan”), or an individual retirement account (an “IRA”), persons making the investment decision for the plan or IRA should make sure that the plan’s or the IRA’s governing documents permit the purchase. The decision-makers should also verify that the purchase is prudent and appropriate in view of the plan’s overall investment policy and its existing investments.

     Certain fiduciaries in an ERISA plan are charged with making the investment decision for the plan. Each appropriate fiduciary of an ERISA plan should consider carefully whether an investment in our shares is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA plan’s investments to be (1) prudent and in the best interests of the ERISA plan, its participants and its beneficiaries, (2) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (3) authorized under the terms of the ERISA plan’s governing documents (provided the documents are consistent with ERISA). In determining whether an investment in our shares is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the ERISA plan’s portfolio.

     Persons making the investment decision for a Non-ERISA Plan or IRA, should consider that such a Non-ERISA Plan or IRA may only make investments that are authorized by the appropriate governing documents and under applicable state law.

     In addition, persons making the investment decision for an ERISA plan, Non-ERISA Plan or IRA should consider the application of the prohibited transaction provisions of ERISA and the Internal Revenue Code in making their investment decision. A “party in interest” or “disqualified person” with respect to an ERISA plan, or a Non-ERISA Plan or IRA covered by Section 4975 of the Internal Revenue Code, is subject to (1) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the plan or IRA and (2) an excise tax equal to 100% of the amount involved if any prohibited transaction is not timely corrected. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his or her beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary of an ERISA plan who permits an ERISA plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the ERISA plan for any loss the ERISA plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction.

     There are certain statutory, class and individual exemptions from the prohibited transaction provisions of ERISA and the Internal Revenue Code. Thus, if persons making the investment decision for an ERISA plan, a Non-ERISA Plan or an IRA wants to enter into a transaction with a party in interest or a disqualified person with respect to the plan or IRA, such persons should assure themselves that an exemption applies to the purchase and holding of the securities.

     Regulations of the DOL defining “plan assets” (the “Plan Asset Regulations”) generally provide that when an ERISA plan, Non-ERISA Plan or IRA acquires a security that is an equity interest in an entity and the security is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the plan’s or IRA’s assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

     The Plan Asset Regulations define a publicly-offered security as a security that is “widely held,” “freely transferable,” and part of a class of securities either registered under the Securities Exchange Act of 1934 or sold pursuant to an effective registration statement under such Act, provided the securities are registered under such Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The Plan Asset Regulations provide that whether a security is “freely transferable” is generally a factual question to be determined on the basis of all relevant facts and circumstances.

     Persons making the investment decision for an ERISA plan, a Non-ERISA Plan or an IRA who are considering the acquisition of any of our securities should consult with their counsel prior to acquiring such securities.

LEGAL MATTERS

     Perkins Coie LLP, Seattle, Washington, will provide Shurgard with an opinion as to the legality of the securities we are offering.

EXPERTS

      The financial statements and schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated March 12, 2002, which is incorporated herein by reference, and has been so incorporated in reliance on the report of such firm given on their authority as experts in accounting and auditing.

$500,000,000

Shurgard Storage Centers, Inc.

Class A Common Stock

Preferred Stock

Debt Securities

[SHURGARD LOGO]

PROSPECTUS

September __, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses, other than underwriting discounts, payable by the registrant in connection with the offering of the securities being registered.

SEC registration fee	$40,654
NASD filing fee	*
New York Stock Exchange listing fee	*
Transfer Agent and registrar fee	*
Legal fees and expenses	*
Accounting expenses	*

Total	*

*	To be provided by amendment or as an exhibit to a filing with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act allow us to indemnify our directors, officers, employees and agents against expenses, attorneys’ fees, judgments, fines and other amounts paid in connection with specified legal proceedings, other than an action by or in the right of Shurgard—a “derivative action.” We can indemnify these individuals if they acted in good faith and in a manner they reasonably believed to be in or not opposed to Shurgard’s best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard applies in derivative actions, except that our right to indemnify only extends to defense and settlement expenses and attorneys’ fees, and we must obtain court approval before we can indemnify a person who has been found liable to us. The statute allows other indemnification provided for by a corporation’s charter, bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

     Section 11 of our bylaws requires indemnification to the full extent permitted under current Washington law or as it may be amended. Except as limited by Washington law, our bylaws require us to indemnify for all expense, liability and loss actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding because such person is or was serving as our director or officer or that, as our current or former director or officer, he or she is or was serving at our request as a director, officer, employee or agent of another entity or enterprise, including service with respect to an employee benefit plan. Expense, liability and loss to be indemnified include attorneys’ fees, judgments fines, ERISA excise taxes or penalties and settlement amounts.

     Our bylaws also provide that we may, by action of our board of directors, indemnify our employees and agents in the same manner as we indemnify our directors and officers.

     Section 23B.08.320 of the Washington Business Corporation Act permits our articles of incorporation to provide that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. However, we cannot indemnify for liability for

•	any breach of the director’s duty of loyalty to us or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

     Article 11 of our articles of incorporation provides that to the full extent that the Washington Business Corporation Act permits us to limit or eliminate the liability of our directors, our directors shall not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of Article 11 cannot negatively affect any right or protection of a director of Shurgard regarding any acts or omissions occurring prior to such amendment or repeal.

ITEM 16. EXHIBITS

Exhibit Number	Description

1.1	Form of Underwriting Agreement*

4.1	Rights Agreement between Shurgard and American Stock Transfer & Trust Company (as of July 1, 2000 American Stock Transfer & Trust Company was appointed Successor Rights Agent and assumed the obligations of Gemisys Corporation under the Rights Agreement between Shurgard and Gemisys Corporation dated as of March 17, 1994 (Exhibit 2.1)** as amended by the First Amendment to Rights Agreement dated as of May 13, 1997 (Exhibit 4.2)***)

4.2	Form of Indenture

5.1	Opinion of Perkins Coie LLP

8.1	Opinion of Perkins Coie LLP regarding tax matters

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP, independent auditors

23.2	Consent of Perkins Coie LLP (included in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page)

25.1	Form T-1 Statement of Eligibility of Trustee under Indenture*

*	To be filed by amendment or as an exhibit to a report on Form 8-K under the Exchange Act, subsequent to effectiveness, pursuant to Regulation S-K, Item 601(b)(1) under the Exchange Act.

**	Incorporated by reference to the designated exhibit filed with our registration statement on Form 8-A filed on March 17, 1994, Commission File No. 1-11455.

***	Incorporated by reference to the designated exhibit filed with our registration statement on Form 8-B filed on July 16, 1997, Commission File No. 1-11455.

ITEM 17. UNDERTAKINGS

     A. The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement;

(i) To include any prospectus required by Section l0(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     D. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 27, 2002.

SHURGARD STORAGE CENTERS, INC.

By:	/s/ HARRELL L. BECK

Harrell L. Beck Senior Vice President, Treasurer and Chief Financial Officer

\

POWER OF ATTORNEY

     Each person whose individual signature appears below authorizes Harrell L. Beck ad Christine M. McKay, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments, and any related Rule 462(b) registration statement and any amendment thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 27, 2002.

SIGNATURE		TITLE

/s/	CHARLES K. BARBO Charles K. Barbo	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/	HARRELL L. BECK Harrell L. Beck	Senior Vice President, Treasurer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

/s/	GEORGE HUTCHINSON George Hutchinson	Director

/s/	RAYMOND JOHNSON Raymond Johnson	Director

/s/	W.J. SMITH W. J. Smith	Director

/s/	W. THOMAS PORTER W. Thomas Porter	Director

/s/	ANNA K. ANDREWS Anna K. Andrews	Director

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement*

4.1	Rights Agreement between Shurgard and American Stock Transfer & Trust Company (as of July 1, 2000 American Stock Transfer & Trust Company was appointed Successor Rights Agent and assumed the obligations of Gemisys Corporation under the Rights Agreement between Shurgard and Gemisys Corporation dated as of March 17, 1994 (Exhibit 2.1)** as amended by the First Amendment to Rights Agreement dated as of May 13, 1997 (Exhibit 4.2)***)

4.2	Form of Indenture

5.1	Form of Opinion of Perkins Coie LLP

8.1	Form of Opinion of Perkins Coie LLP regarding tax matters

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Deloitte & Touche LLP, independent auditors

23.2	Consent of Perkins Coie LLP (included in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page)

25.1	Form T-1 Statement of Eligibility of Trustee under Indenture*

*	To be filed by amendment or as an exhibit to a report on Form 8-K under the Exchange Act, subsequent to effectiveness, pursuant to Regulation S-K, Item 601(b)(1) under the Exchange Act.

**	Incorporated by reference to the designated exhibit filed with our registration statement on Form 8-A filed on March 17, 1994, Commission File No. 1-11455.

***	Incorporated by reference to the designated exhibit filed with our registration statement on Form 8-B filed on July 16, 1997, Commission File No. 1-11455.